Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES 60% INCREASE IN SECOND QUARTER EARNINGS PER SHARE

DALLAS, TX – July 22, 2004 — Tuesday Morning Corporation (NASDAQ: TUES) today reported earnings per share for the second quarter ended June 30, 2004 increased 60% to $0.24 per diluted share from $0.15 per diluted share in the same prior-year quarter.  Net income increased to $10.0 million compared to $6.3 million for the second quarter last year.  For the six-month period ended June 30, 2004, earnings per share increased 47% to $0.44 per diluted share from $0.30 per diluted share in the prior-year period.  Net income for the current six-month period increased to $18.2 million compared to $12.4 million in the same prior-year period.

As previously reported, net sales increased 18.8% to $210.7 million for the second quarter ended June 30, 2004 compared to $177.4 million for the same quarter in 2003. For the six-month period ended June 30, 2004, sales were up 15.7% to $379.3 million compared to $327.8 million during the same prior-year period. Comparable store sales increased 6.6% for the quarter and 4.4% for the year-to-date period.

“Our 6.6% comparable store sales gain for the second quarter marks the tenth consecutive quarter of comp store gains and the eleventh consecutive quarter of double digit earnings gains,” stated Kathleen Mason, President and Chief Executive Officer.

In the first quarter of 2004, Tuesday Morning refined its methodology for calculating comparable store sales results in light of changes to the timing of store openings during a quarter.  Stores are now included in the same store calculation at the beginning of the quarter following the anniversary date of the store opening.  Previously, stores were included in the same store calculation at the beginning of the quarter that contained the anniversary date of the store opening, because stores were opened only at the beginning of quarters.  Using this refined methodology, the comparable sales gain for the second quarter of 2003 would have been 1.9% compared to the 1.5% previously reported, and for the 2003 year-to-date period 3.3% compared to the 2.8% previously reported.

Tuesday Morning is maintaining its comparable store sales guidance of 2% - 4% for the second half of the year and now estimates 2004 annual earnings per share to be $1.67 to $1.69.

Tuesday Morning Corporation management will review second quarter financial results in a teleconference call today at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 621 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2003.

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